NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788
STRATUS PROPERTIES INC. REPORTS
FOURTH-QUARTER AND YEAR ENDED DECEMBER 31, 2014 RESULTS;
ADOPTS FIVE-YEAR BUSINESS STRATEGY

HIGHLIGHTS

•
Net income attributable to common stock for fourth-quarter 2014 totaled $11.5 million, $1.42 per share, compared with $0.8 million, $0.10 per share, for fourth-quarter 2013. Net income attributable to common stock for the year 2014 totaled $13.4 million, $1.66 per share, compared with $2.6 million, $0.32 per share, for the year 2013. Both 2014 periods include a credit to the provision for income taxes of $12.1 million, $1.50 per share, for the reversal of valuation allowances on deferred tax assets.

•	Operating results at the W Austin Hotel & Residences project continued to reflect positive trends.

◦	Revenue per available room at the W Austin Hotel was $309 during fourth-quarter 2014 and $291 during the year 2014, compared with $287 during fourth-quarter 2013 and $260 during the year 2013.

◦
Austin City Limits Live at the Moody Theater (ACL Live) hosted 65 events during fourth-quarter 2014 and 207 events during the year 2014, compared with 51 events during fourth-quarter 2013 and 186 events during the year 2013.

◦
During fourth-quarter 2014, two units closed for $4.1 million (an average of $2.0 million per unit), compared with three units for $5.5 million (an average of $1.8 million per unit) in fourth-quarter 2013, and seven units for $11.9 million (an average of $1.7 million per unit) for the year 2014, and 32 units for $47.6 million (an average of $1.5 million per unit) for the year 2013. As of December 31, 2014, sales of 157 of the 159 condominium units at the W Austin Hotel & Residences project had closed for $186.2 million (an average of $1.2 million per unit). The remaining two units are actively being marketed for sale.

•
Lot sales totaled seven lots for $3.1 million in fourth-quarter 2014 and 32 lots for $13.7 million for the year 2014, compared with nine lots for $3.2 million in fourth-quarter 2013 and 51 lots for $16.1 million for the year 2013. In early 2015, Stratus sold eight lots for $2.2 million and as of March 3, 2015, had two lots under contract.

•	Construction of the Parkside Village retail project was completed in fourth-quarter 2014 and as of December 31, 2014, occupancy was 96 percent.

•
Expenditures for purchases and development of real estate properties totaled $54.9 million for the year 2014, compared with $16.6 million for the year 2013, primarily reflecting development costs for Lakeway and Barton Creek properties and land in Magnolia, Texas. Largely as a result of these increased expenditures, operating cash flows totaled $(21.6) million for the year 2014, compared with $55.9 million for the year 2013.

•
Stratus' consolidated debt was $196.5 million and consolidated cash was $29.6 million at December 31, 2014, compared with consolidated debt of $151.3 million and consolidated cash of $21.3 million at December 31, 2013.

•
Stratus' board has unanimously approved, and management is implementing, a five-year business strategy to create value for stockholders by methodically developing certain existing assets and actively marketing other assets for possible sale at appropriate values.

AUSTIN, TX, March 16, 2015 - Stratus Properties Inc. (NASDAQ: STRS) reported net income attributable to common stock of $11.5 million, $1.42 per share, for fourth-quarter 2014, compared with $0.8 million, $0.10 per share, for fourth-quarter 2013. Net income attributable to common stock for the year 2014 totaled $13.4 million, $1.66 per share, compared with $2.6 million, $0.32 per share, for the year 2013. Stratus' net income attributable to common stock for fourth-quarter and the year 2014 included a credit to the provision for income taxes of $12.1 million primarily associated with the reversal of the valuation allowance on its deferred tax assets because Stratus determined that its deferred tax assets were recoverable based on recent earnings history and the current forecasts of future taxable income. Stratus' net income attributable to common stock for the year 2014 also included pre-tax income totaling $2.5 million, comprised of litigation and insurance settlements and the recovery of building repair costs associated with damage caused by the June 2011 balcony glass breakage incidents at the W Austin Hotel & Residences. Stratus' net income attributable to common stock for the year 2013 included net pre-tax income totaling $3.0 million, comprised of an insurance settlement, gains on undeveloped land sales and the recovery of building repair costs, partly offset by a loss on early extinguishment of debt.

William H. Armstrong III, Chairman of the Board, Chief Executive Officer and President of Stratus, stated, “Stratus’ financial results for the year 2014 in our Hotel and Entertainment segments reflect continued strong operating performance at the W Austin Hotel and at ACL Live, and we are aggressively advancing our commercial and residential development projects. Our HEB-anchored development at The Oaks at Lakeway is well underway, with both construction and pre-leasing progress being very encouraging. During the fourth quarter we completed our Parkside Village retail project. Marketing activities are ongoing for the 77 remaining homesites in the final phase of our Amarra development as well as for the remaining homesites at Meridian in the Circle C community. Additionally, in early 2015 we obtained construction financing arrangements for development of Tecoma One, the initial 236 units of an 1,856 multi-family project at Section N of Barton Creek. We believe the positive Austin real estate market is reflected in increased current property appraisal values, which we are using in support of a new revolving credit facility currently being negotiated. We believe the current market provides significant opportunities for these and Stratus' other development projects.”

Five-Year Business Strategy. Stratus' board of directors has unanimously approved, and management is implementing, a five-year plan to create value for stockholders by methodically developing certain existing assets and actively marketing other assets, including the W Austin Hotel & Residences project development, for possible sale at appropriate values. Under the plan, any future new projects will be complementary to existing operations and will be projected to be developed and sold within a five-year time frame. Many of Stratus' developments are in locations where development approvals have historically been subject to regulatory constraints, which has made it difficult to obtain entitlements. Stratus' Austin assets, which are located in desirable areas with significant regulatory constraints, are now highly entitled and, as a result, Stratus believes that through strategic planning and selective development, it can maximize and fully realize their value. These development plans require significant additional capital, and may be pursued through joint ventures or other means. In addition, the strategy is subject to continued review by Stratus' board and may change as a result of market conditions or other factors deemed relevant by the board.

In January 2015, Stratus and Canyon-Johnson Urban Fund II, L.P. (Canyon-Johnson), Stratus' joint venture partner in the W Austin Hotel & Residences project, engaged a financial adviser to explore a possible sale of the W Austin Hotel & Residences project. Stratus is also in the process of engaging or considering the engagement of advisers to market other developed and undeveloped properties.

Summary Financial Results.

	Three Months Ended			Years Ended
	December 31,			December 31,
	2014		2013	2014		2013
	(In Thousands, Except Per Share Amounts)
Revenues	$26,661		$27,903	$94,111		$127,710
Operating income	2,088		3,563	10,364	[a,b]	14,151	[b]
Net income	13,223	[c]	2,093	18,157	[a,b,c,d]	5,894	[b,d,e]
Net income attributable to common stock	11,490	[c]	840	13,403	[a,b,c,d]	2,585	[b,d,e]

Diluted net income per share attributable to common stock	$1.42	[c]	$0.10	$1.66	[a,b,c,d]	$0.32	[b,d,e]

Diluted weighted average shares of common stock outstanding	8,075		8,090	8,078		8,111

a.	Includes a pre-tax gain of $1.5 million, $0.19 per share, associated with a litigation settlement.

b.	Includes pre-tax income of $0.6 million, $0.07 per share, for the year 2014 and $1.8 million, $0.22 per share, for the year 2013 related to insurance recoveries.

c.	Includes a credit to provision for income taxes of $12.1 million, $1.50 per share, for the reversal of valuation allowances on deferred tax assets.

d.
Includes a pre-tax gain of $0.4 million, $0.05 per share, in 2014 and $1.1 million, $0.13 per share, in 2013 related to the recovery of building repair costs associated with damage caused by the June 2011 balcony glass breakage incidents at the W Austin Hotel & Residences. The year 2013 also includes a gain of $1.9 million, $0.23 per share, associated with undeveloped land sales.

e.	Includes a pre-tax loss on early extinguishment of debt of $1.4 million, $0.17 per share, associated with the prepayment of the Beal Bank loan related to the W Austin Hotel and Residences project.

W Austin Hotel & Residences Project. As of March 3, 2015, sales of 157 of the 159 condominium units had closed for $186.2 million with the remaining two units being actively marketed for sale.

Revenue per available room at the W Austin Hotel was $309 during fourth-quarter 2014 and $291 during the year 2014, compared with $287 during fourth-quarter 2013 and $260 during the year 2013. The 251-room hotel, which Stratus believes sets the standard for contemporary luxury in downtown Austin, is managed by Starwood Hotels & Resorts Worldwide, Inc.

Austin City Limits Live at the Moody Theater (ACL Live) hosted 65 events during fourth-quarter 2014 and 207 events during the year 2014, compared with 51 events during fourth-quarter 2013 and 186 events during the year 2013. ACL Live currently has events booked through March 2016.

The project also has 39,328 square feet of leasable office space, including 9,000 square feet occupied by Stratus' corporate office, and 18,362 square feet of leasable retail space. As of December 31, 2014, occupancy for the office space was 91 percent and occupancy for the retail space was 74 percent.

Parkside Village Project. Parkside Village, a 90,184-square-foot retail project in the Circle C community in southwest Austin, consists of a 33,650-square-foot full-service movie theater and restaurant, a 13,890-square-foot medical clinic and five other retail buildings, including a 14,926-square-foot building, a 10,175-square-foot building, a 8,043-square-foot building, a 4,500-square-foot building and a stand-alone 5,000-square-foot building. Construction of the Parkside Village retail project was completed during fourth-quarter 2014, and as of December 31, 2014, occupancy was approximately 96 percent.

Recognition of Deferred Gain. In 2012, Stratus sold 7500 Rialto, an office building in Lantana. In connection with the sale, Stratus recognized a gain of $5.1 million and deferred a gain of $5 million related to a guaranty provided to the lender in connection with the buyer's assumption of the loan related to 7500 Rialto. The guaranty was released in January 2015, and Stratus will recognize the $5 million deferred gain in first-quarter 2015.

Operating Results. Stratus' developed property sales for the fourth-quarter and years 2014 and 2013 included the following (dollars in thousands):

	Fourth-Quarter
	2014			2013
	Lots/Units	Revenues	Average Cost per Lot/Unit	Lots/Units	Revenues	Average Cost per Lot/Unit
W Austin Hotel & Residences Project
Condominium Units	2	$4,053	$1,897	3	$5,460	$1,444

Barton Creek
Calera:
Verano Drive	—	—	—	6	2,005	160
Calera Drive	—	—	—	1	236	149
Amarra Drive:
Phase II Lots	4	2,291	198	2	925	194
Circle C
Meridian	3	827	153	—	—	—
Total Residential	9	$7,171		12	$8,626

	Year
	2014			2013
	Lots/Units	Revenues	Average Cost per Lot/Unit	Lots/Units	Revenues	Average Cost per Lot/Unit
W Austin Hotel & Residences Project
Condominium Units	7	$11,928	$1,517	32	$47,582	$1,251

Barton Creek
Calera:
Verano Drive	9	3,523	181	39	12,143	163
Calera Drive	—	—	—	6	1,371	142
Amarra Drive:
Phase I Lots	—	—	—	2	650	279
Phase II Lots	16	8,216	194	3	1,525	217
Mirador	—	—	—	1	405	264

Circle C
Meridian	7	2,007	160	—	—	—
Total Residential	39	$25,674		83	$63,676

The decrease in developed lot/unit sales and revenues in the 2014 periods primarily resulted from fewer condominium unit sales at the W Austin Residences, as Stratus continued to sell its remaining inventory, and fewer lot sales at Verano Drive, as Stratus completed the sale of its remaining Verano Drive lots in 2014. These decreases were partly offset by increased lot sales at Amarra Drive Phase II and Meridian.

During early 2015, we sold eight Meridian lots for $2.2 million, and as of March 3, 2015, Stratus had one Amarra Phase II lot and one Meridian lot under contract. As of March 3, 2015, 42 Meridian lots and 13 Amarra Phase II lots remain available for sale.

Revenue from the Hotel segment totaled $11.3 million for fourth-quarter 2014 and $42.4 million for the year 2014, compared with $11.0 million for fourth-quarter 2013 and $39.2 million for the year 2013. Hotel revenues reflect revenues attributable to the W Austin Hotel and primarily include revenues from room reservations and food and beverage sales. The increase in hotel revenues in 2014 primarily reflects higher average room rates and food and beverage sales.

Revenue from the Entertainment segment totaled $6.4 million for fourth-quarter 2014 and $19.0 million for the year 2014, compared with $5.5 million for fourth-quarter 2013 and $15.5 million for the year 2013.

Entertainment revenues primarily reflect the results of operations for ACL Live, including ticket sales; revenue from private events; sponsorships, personal seat license sales and suite sales; and sales of concessions and merchandise. The Entertainment segment also includes revenues and costs associated with events hosted at venues other than ACL Live, and the results of Stageside Productions joint venture formed in October 2012. Revenues from the Entertainment segment vary from period to period as a result of factors such as the price and number of tickets sold, as well as the number and type of events.

Rental revenue from the Commercial Leasing segment totaled $1.7 million for fourth-quarter 2014 and $6.6 million for the year 2014, compared with $1.5 million for fourth-quarter 2013 and $5.4 million for the year 2013. The increase in rental revenue in the 2014 periods primarily reflects increased leasing activity and occupancy of the W Austin Hotel & Residences.

Stratus is a diversified real estate company primarily engaged in the development, management, operation and/or sale of commercial, hotel, entertainment, and multi- and single-family residential real estate properties located in Texas, primarily in the Austin, Texas area.
____________________________

CAUTIONARY STATEMENT. This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical facts, such as statements regarding the implementation and potential results of Stratus' five-year business strategy, projections or expectations related to operational and financial performance, development plans and real estate sales, commercial leasing activities, timeframes for development, construction and completion of Stratus' projects, capital expenditures, liquidity and capital resources, and other plans and objectives of management for future operations and activities. The words “anticipates,” “may,” “can,” “plans,” “believes,” “potential,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions and/or statements that are not historical facts are intended to identify those assertions as forward-looking statements.

Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause Stratus' actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, Stratus’ ability to refinance and service its debt and the availability of financing for development projects and other corporate purposes, Stratus' ability to sell properties at prices its board considers acceptable, a decrease in the demand for real estate in the Austin, Texas market, changes in economic and business conditions, reduction in discretionary spending by consumers and corporations, competition from other real estate developers, hotel operators and/or entertainment venue operators and promoters, business opportunities that may be presented to and/or pursued by Stratus, the failure of third parties to satisfy debt service obligations, the failure to complete agreements with strategic partners and/or appropriately manage relationships with strategic partners, the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes, the failure to attract customers for its developments or such customers’ failure to satisfy their purchase commitments, increases in interest rates, declines in the market value of its assets, increases in operating costs, including real estate taxes and the cost of construction materials, changes in external perception of the W Austin Hotel, changes in consumer preferences, changes in laws, regulations or the regulatory environment affecting the development of real estate, opposition from special interest groups with respect to development projects, weather-related risks and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2014.

Investors are cautioned that many of the assumptions on which Stratus' forward-looking statements are based are subject to change after its forward-looking statements are made. Further, Stratus may make changes to its business plans that could or will affect its results. Stratus cautions investors that it does not intend to update its forward-looking statements notwithstanding any changes in its assumptions, business plans, actual experience, or other changes, and Stratus undertakes no obligation to update any forward-looking statements, except as required by law.

A copy of this release is available on Stratus' website, www.stratusproperties.com.
# # #

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended			Years Ended
	December 31,			December 31,
	2014		2013	2014		2013
Revenues:
Hotel	$11,268		$11,027	$42,354		$39,234
Real estate operations	7,267		9,874	26,084		67,589
Entertainment	6,389		5,539	19,048		15,481
Commercial leasing	1,737		1,463	6,625		5,406
Total revenues	26,661		27,903	94,111		127,710
Cost of sales:
Hotel	7,931		7,778	30,746		29,483
Real estate operations	6,672		7,402	20,650		54,129
Entertainment	4,892		4,487	14,431		12,922
Commercial leasing	689		679	3,138		2,670
Depreciation	2,264		2,263	8,977		9,053
Total cost of sales	22,448		22,609	77,942		108,257
Litigation and insurance settlements	—		—	(2,082)		(1,785)
General and administrative expenses	2,125		1,731	7,887		7,087
Total costs and expenses	24,573		24,340	83,747		113,559
Operating income	2,088		3,563	10,364		14,151
Interest expense, net	(954)		(953)	(3,751)		(7,093)
Loss on interest rate cap agreement	(36)		(136)	(272)		(136)
Loss on early extinguishment of debt	—		—	(19)		(1,379)
Other income, net	4		4	29		1,356	[a]
Income before income taxes and equity in unconsolidated affiliates' income (loss)	1,102		2,478	6,351		6,899
Equity in unconsolidated affiliates' income (loss)	864		(73)	1,112		(76)
Benefit from (provision for) income taxes	11,257	[b]	(312)	10,694	[b]	(929)
Net income	13,223		2,093	18,157		5,894
Net income attributable to noncontrolling interests in subsidiaries	(1,733)		(1,253)	(4,754)		(3,309)
Net income attributable to common stock	$11,490		$840	$13,403		$2,585

Net income per share attributable to common stockholders:
Basic	$1.43		$0.10	$1.67		$0.32
Diluted	$1.42		$0.10	$1.66		$0.32

Weighted average shares of common stock outstanding:
Basic	8,037		8,047	8,037		8,077
Diluted	8,075		8,090	8,078		8,111

a.	Includes $0.7 million of interest collected in connection with a municipal utility district reimbursement and $0.5 million for a gain on recovery of land previously sold.

b.	Includes a credit to provision for income taxes of $12.1 million for the reversal of valuation allowances on deferred tax assets.

I

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	December 31,
	2014		2013
ASSETS
Cash and cash equivalents	$29,645	[a]	$21,307
Restricted cash	7,615		5,077
Real estate held for sale	12,245		18,133
Real estate under development	123,921		76,891
Land available for development	21,368		21,404
Real estate held for investment, net	178,065		182,530
Investment in unconsolidated affiliates	795		4,427
Deferred tax assets	11,759	[b]	263
Other assets	17,274		16,911
Total assets	$402,687		$346,943

LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$8,076		$5,143
Accrued liabilities	9,670		9,360
Debt	196,477		151,332
Other liabilities and deferred gain	13,378		11,792
Total liabilities	227,601		177,627

Commitments and contingencies

Equity:
Stratus stockholders' equity:
Common stock	91		91
Capital in excess of par value of common stock	204,269		203,724
Accumulated deficit	(47,321)		(60,724)
Accumulated other comprehensive loss	(279)		(22)
Common stock held in treasury	(20,317)		(19,448)
Total stockholders' equity	136,443		123,621
Noncontrolling interests in subsidiaries[c]	38,643		45,695
Total equity	175,086		169,316
Total liabilities and equity	$402,687		$346,943

a.	Includes $11.6 million available to Stratus, $0.7 million available to the Parkside Village project and $17.3 million available to the W Austin Hotel & Residences project.

b.	Includes $12.1 million for the reversal of valuation allowances on deferred tax assets.

c.	Primarily relates to Canyon-Johnson's interest in the W Austin Hotel & Residences project.

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Years Ended December 31,
	2014	2013
Cash flow from operating activities:
Net income	$18,157	$5,894
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	8,977	9,053
Cost of real estate sold	15,725	42,944
Loss on early extinguishment of debt	19	1,379
Stock-based compensation	480	338
Equity in unconsolidated affiliate's (income) loss	(1,112)	76
Return on investment in unconsolidated affiliate	675	—
Deposits	(425)	—
Deferred income taxes	(11,358)	30
Purchases and development of real estate properties	(54,928)	(16,595)
Recovery of land previously sold	—	(485)
Municipal utility districts reimbursement	—	208
(Increase) decrease in other assets	(2,161)	11,236
Increase in accounts payable, accrued liabilities and other	4,389	1,863
Net cash (used in) provided by operating activities	(21,562)	55,941

Cash flow from investing activities:
Capital expenditures	(6,804)	(2,386)
Return of investment in (investment in) unconsolidated affiliates	4,069	(1,100)
Net cash used in investing activities	(2,735)	(3,486)

Cash flow from financing activities:
Borrowings from credit facility	36,000	18,000
Payments on credit facility	(12,915)	(44,612)
Borrowings from project loans	34,588	109,042
Payments on project and term loans	(12,528)	(68,806)
Noncontrolling interests distributions	(11,637)	(54,721)
Repurchase of treasury stock	(679)	(957)
Net payments for stock-based awards	(125)	(9)
Financing costs	(69)	(1,869)
Net cash provided by (used in) financing activities	32,635	(43,932)
Net increase in cash and cash equivalents	8,338	8,523
Cash and cash equivalents at beginning of year	21,307	12,784
Cash and cash equivalents at end of year	$29,645	$21,307

III

BUSINESS SEGMENTS
Stratus currently has four operating segments: Real Estate Operations, Hotel, Entertainment and Commercial Leasing.

The Real Estate Operations segment is comprised of Stratus’ real estate assets (developed, under development and available for development), which consist of its properties in Austin, Texas (the Barton Creek community, the Circle C community, Lantana, and the condominium units at the W Austin Hotel & Residences project) and in Lakeway, Texas (The Oaks at Lakeway) located in the greater Austin area; and in Magnolia, Texas located in the greater Houston area.

The Hotel segment includes the W Austin Hotel located at the W Austin Hotel & Residences project.

The Entertainment segment includes ACL Live, a live music and entertainment venue and production studio at the W Austin Hotel & Residences project. In addition to hosting concerts and private events, this venue is the home of Austin City Limits, a television program showcasing popular music legends. The Entertainment segment also includes revenues and costs associated with events hosted at other venues, and the results of the Stageside Productions joint venture with Pedernales Entertainment LLC.

The Commercial Leasing segment includes the office and retail space at the W Austin Hotel & Residences project, a retail building and a bank building in Barton Creek Village, and 5700 Slaughter and the Parkside Village project in the Circle C community.

	Real Estate Operations[a]	Hotel	Entertainment	Commercial Leasing	Eliminations and Other[b]	Total
Three Months Ended December 31, 2014:
Revenues:
Unaffiliated customers	$7,267	$11,268	$6,389	$1,737	$—	$26,661
Intersegment	26	192	30	117	(365)	—
Cost of sales, excluding depreciation	6,683	7,931	5,030	715	(175)	20,184
Depreciation	63	1,461	317	460	(37)	2,264
General and administrative expenses	1,668	104	38	511	(196)	2,125
Operating (loss) income	$(1,121)	$1,964	$1,034	$168	$43	$2,088
Capital expenditures[c]	$7,317	$571	$68	$3,902	$—	$11,858

Three Months Ended December 31, 2013:
Revenues:
Unaffiliated customers	$9,874	$11,027	$5,539	$1,463	$—	$27,903
Intersegment	23	119	18	115	(275)	—
Cost of sales, excluding depreciation	7,385	7,778	4,552	702	(71)	20,346
Depreciation	61	1,497	313	429	(37)	2,263
General and administrative expenses	1,498	64	24	304	(159)	1,731
Operating income (loss)	$953	$1,807	$668	$143	$(8)	$3,563
Capital expenditures[c]	$2,541	$744	$(19)	$670	$—	$3,936

IV

BUSINESS SEGMENTS (continued)

	Real Estate Operations[a]	Hotel	Entertainment	Commercial Leasing	Eliminations and Other[b]	Total
Year Ended December 31, 2014:
Revenues:
Unaffiliated customers	$26,084	$42,354	$19,048	$6,625	$—	$94,111
Intersegment	97	506	60	503	(1,166)	—
Cost of sales, excluding depreciation	20,743	30,753	14,763	3,236	(530)	68,965
Depreciation	229	5,851	1,260	1,785	(148)	8,977
Litigation settlement	(2,082)	—	—	—	—	(2,082)
General and administrative expenses	6,105	402	148	1,869	(637)	7,887
Operating income	$1,186	$5,854	$2,937	$238	$149	$10,364
Capital expenditures[c]	$54,928	$704	$123	$5,977	$—	$61,732
Total assets at December 31, 2014	$183,856	$111,671	$50,486	$50,510	$6,164	$402,687

Year Ended December 31, 2013:
Revenues:
Unaffiliated customers	$67,589	$39,234	$15,481	$5,406	$—	$127,710
Intersegment	72	310	78	517	(977)	—
Cost of sales, excluding depreciation	54,180	29,483	13,076	2,755	(290)	99,204
Depreciation	242	6,033	1,239	1,687	(148)	9,053
Insurance settlement	(1,785)	—	—	—	—	(1,785)
General and administrative expenses	6,024	322	125	1,204	(588)	7,087
Operating income	$9,000	$3,706	$1,119	$277	$49	$14,151
Capital expenditures[c]	$16,595	$759	$280	$1,347	$—	$18,981
Total assets at December 31, 2013	$140,890	$115,510	$47,802	$48,617	$(5,876)	$346,943

a.	Includes sales commissions and other revenues together with related expenses.

b.	Includes eliminations of intersegment amounts, including the deferred development fee income between Stratus and CJUF II Stratus Block 21, LLC.

c.	Also includes purchases and development of residential real estate held for sale.

V